                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          TRANS WORLD ENTERTAINMENT
                                 CORPORATION
            (Exact name of registrant as specified in its charter)

                    New York                    14-1541629
               (State  or  other             (I.R.S. Employer
         jurisdiction of incorporation)   Identification Number)

                             38 Corporate Circle
                           Albany, New York  12203
                                (518) 452-1242
                   (Address of principal executive offices)

                    TRANS WORLD ENTERTAINMENT CORPORATION
                            1994 STOCK OPTION PLAN
                           (Full title of the plan)

                              Robert J. Higgins
                                  President
                    Trans World Entertainment Corporation
                             38 Corporate Circle
                           Albany, New York  12203
                   (Name and address of agent for service)

                                (518) 452-1242
        (Telephone number, including area code, of agent for service)

                                  Copies to:
                          Matthew H. Mataraso, Esq.
                            111 Washington Avenue
                           Albany, New York  12210

                       CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------
                                  Proposed     Proposed
 Title of                         Maximum      Maximum         Amount
 Securities          Amount       Offering     Aggregate       of
 to be               to be        Price        Offering        Registration
 Registered          Registered   Per Share    Price           Fee
- -----------------------------------------------------------------------------
Common Stock,        1,000,000    $4.0625 (2)  $4,062,500 (3)  $1,401 (3)
par value            shares (1)
$.01 per share
- ------------------------------------------------------------------------------
(1) Represents the maximum number of shares as to which options may be granted under the Trans World Entertainment Corporation 1994 Stock Option Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices reported on the National Association of Securities Dealers, Inc. Automated Quotation System on May 9, 1995.

(3) Calculated pursuant to Rule 457(h)(1) under the Securities  Act  of  1933
- ------------------------------------------------------------------------------
                     This document consists of 12 pages
                     Index to Exhibits appears on page 9

                                   PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Form S-8 adopted under the Securities Act of 1933, as amended (the "Securities Act").

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        This Registration Statement relates to shares of common stock, par value $.01 per share (the "Common Stock"), of Trans World Entertainment Corporation (the "Company" or the "Registrant") issuable upon the exercise of options granted from time to time pursuant to the Trans World Entertainment Corporation 1994 Stock Option Plan (the "Plan") to eligible employees of the Company or its subsidiaries, including employees who are Directors of the Company. Upon effectiveness of this Registration Statement, an aggregate of up to 1,000,000 shares of Common Stock will be issuable upon the exercise of options granted pursuant to the Plan, subject to adjustment in the case of stock dividends or changes in the Common Stock.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

        As required by the Commission, the Company hereby incorporates by reference into this Registration Statement the following documents:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995, filed with the Commission pursuant to the requirements of
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by such Annual Report and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities have been sold or which deregisters all securities then remaining unsold; and

        (c) The description of the Company's Common Stock that is contained in the registration statement filed by the Company to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES

        The class of securities offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        (a) Certain legal matters in connection with this Registration Statement are being passed upon by Matthew H. Mataraso, Esq., 111 Washington Avenue, Albany, New York 12210. Mr. Mataraso, Secretary of the Company, owns 4,500 shares of the Company's Common Stock and has options to acquire an additional 35,000 shares of Common Stock at an average exercise price per share of $16.50.

        (b) The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of the Company at January 29, 1994 and for each of the two years in the period ended January 29, 1994 appearing in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer "acted, in good faith, for a purpose which he reasonably believed to be in ... the best interests of the corporation" and, in the case of criminal actions, "had no reasonable cause to believe that his conduct was unlawful." Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

        As contemplated by BCL Section 721, the Company's By-Laws, as amended on March 31, 1987, provide a broader basis for indemnification in accordance with and as permitted by BCL Article 7.

        Section 6.6 of the By-Laws of the Company provides as follows:

        "Section 6.6 Indemnification.

        "Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.

        "The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney's fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

        "Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

        "Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

        "The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

        "The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

        "In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

        "For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

        In addition, pursuant to Section 721 of the BCL, the Company has entered into Indemnification Agreements with certain of its officers and directors providing for the indemnification of such officers and directors to the fullest extent permitted by the BCL. The Indemnification Agreements, among other things, provide for the establishment of procedures for the advancement of expenses prior to the final disposition of an action, procedures for determining entitlement to indemnification in the event of a change of control of the Company and procedures for resolving disputes in the event the Company refuses to provide indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.  EXHIBITS

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement to the extent that such information required to be included by clauses (i) or (ii) is not contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will governed by the final adjudication of such issue.

                             SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of New York on May 12, 1995.

                            TRANS WORLD ENTERTAINMENT CORPORATION

                            By: /s/Robert J. Higgins
                            ---------------------------------
                                Robert J. Higgins
                                Chairman of the Board, President
                                and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Higgins and Matthew H. Mataraso, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and is hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments and post-effective amendments to said Registration Statement.

        Pursuant to the requirements of the Securities act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures              Title                           Date
    -----------------       --------------                    ---------
    /s/Robert J. Higgins    Chairman of the Board,           May 12, 1995
    Robert J. Higgins       President, Chief Executive
                            Officer and Director
                            (Principal Executive Officer)

    /s/John J. Sullivan     Senior Vice President-Finance    May 12, 1995
    John J. Sullivan        (Principal Financial and Chief
                             Accounting Officer)

    /s/Matthew H. Mataraso  Secretary and Director           May 12, 1995
    Matthew H. Mataraso

    /s/George W. Dougan     Director                         May 12, 1995
    George W. Dougan

    /s/Charlotte G. Fischer Director                         May 12, 1995
    Charlotte G. Fischer

    /s/Isaac Kaufman        Director                         May 12, 1995
    Isaac Kaufman

                              INDEX TO EXHIBITS

    Exhibit                                                         Page
    -------                                                         ----
        3.1     Restated   Certificate    of   Incorporation        N/A
                (incorporated herein by reference to Exhibit
                3.1 to the  Registrant's  Annual  Report  on
                Form  10-K for the fiscal year ended January
                29, 1994.  (File 0-14818)).

        3.2     Certificate  of  Amendment  of  the Restated        N/A
                Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. (File 0-14818)).

        4.1     Trans  World  Entertainment Corporation 1994        N/A
                Stock Option  Plan  (incorporated  herein by
                reference   to   Exhibit   10.1    to    the
                Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994.
                (File 0-14818)).

        5.1     Opinion  of  Matthew   H.   Mataraso,   Esq.         10
                regarding   legality   of  securities  being
                registered.

        23.1    Consent of KPMG Peat Marwick LLP.                    11

        23.2    Consent of Ernst & Young LLP.                        12

        23.3    Consent  of  Matthew  H.  Mataraso,  Esq.  -         10
                contained in  the  opinion  filed as Exhibit
                5.1.

        24.1    Power of Attorney - see signature page.               8